Exhibit 99.1

PO Box 967	300 Market Street	Williamsport, PA 17703-0967	570-322-1111	wwww.jssb.com	NASDAQ SYMBOL: PWOD

Penns Woods Bancorp, Inc. Announces 1st Quarter 2004 Earnings

April 8, 2004, Jersey Shore, PA - Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced first quarter 2004 financial results for Penns Woods Bancorp, Inc. (PWOD), parent company of Jersey Shore State Bank.

Consolidated net earnings for the quarter ended March 31, 2004 were $2,673,000 or $.80 per basic and dilutive share.  This represents a 22.0% increase over the same period in 2003 when net earnings were $2,187,000 or $.66 per basic and dilutive share.  Operating earnings, excluding tax adjusted net security gains of $360,000, were $2,313,000 for the quarter ended March 31, 2004. This represents a 9.0% increase over operating earnings of $2,121,000 for the same period in 2003 excluding tax adjusted net security gains of $66,000.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended March 31, 2004 were 2.04% and 14.99%, respectively compared to ROA of 1.87% and ROE of 13.49% for the first quarter of 2003.

Penns Woods Bancorp, Inc. recently paid a cash dividend of $.35 per share to shareholders of record on March 12, 2004.  This represents a 29% increase in payout compared to the dividend paid in the first quarter of 2003. Shareholders’ equity per share also increased $2.03 per share from one year ago to $21.48.  The high for PWOD stock was $48.39 and the low was $43.10 during the first quarter of 2004.

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank which operates twelve branch offices providing services in Lycoming, Clinton and Centre Counties.  Investment and insurance products are also offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

CONSOLIDATED

BALANCE SHEET

(Unaudited)

	March 31,
	2004	2003
	(IN THOUSANDS)
ASSETS:
Cash and due from banks	$12,112	$17,898
Investment securities available for sale	207,079	199,173
Investment securities held to maturity	699	1,176
Loans held for sale	3,694	2,072
Loans, net of unearned discount of $956 and $793	278,548	251,240
Allowance for loan and lease losses	(3,099)	(3,018)
LOANS, NET	275,449	248,222
Bank premises and equipment, net	4,575	4,731
Accrued interest receivable	2,109	2,351
Bank-owned life insurance	8,998	8,607
Goodwill	3,032	3,032
Other assets	8,420	6,940
TOTAL ASSETS	$526,167	$494,202
LIABILITIES:
Interest-bearing deposits	$278,516	$280,780
Noninterest-bearing deposits	63,721	59,994
TOTAL DEPOSITS	342,237	340,774
Short-term borrowings	30,594	13,417
Other borrowings	75,878	70,878
Accrued interest payable	829	983
Other liabilities	5,322	3,310
TOTAL LIABILITIES	454,860	429,362
SHAREHOLDERS’ EQUITY:
Common stock par value $10.00, 10,000,000 shares authorized; 3,327,420 and 3,137,832 shares issued	33,274	31,378
Additional paid-in capital	17,581	18,314
Retained earnings	14,532	13,028
Accumulated other comprehensive gain	6,259	5,617
Less: Treasury stock at cost, 8,000 and 107,703 shares	(339)	(3,497)
TOTAL SHAREHOLDERS’ EQUITY	71,307	64,840
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$526,167	$494,202

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

CONSOLIDATED

STATEMENT OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
	(IN THOUSANDS)
INTEREST INCOME:
Interest and fees on loans	$4,891	$4,995
Interest and dividends on investments:
Taxable	2,029	1,199
Tax-exempt	391	863
Other dividend and interest income	16	35
TOTAL INTEREST AND DIVIDEND INCOME	7,327	7,092
INTEREST EXPENSE:
Interest on deposits	1,135	1,633
Interest on short-term borrowings	137	72
Interest on other borrowings	852	681
TOTAL INTEREST EXPENSE	2,124	2,386
NET INTEREST INCOME	5,203	4,706
PROVISION FOR LOAN LOSSES	75	90
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,128	4,616
OTHER INCOME:
Service charges	476	465
Securities gains, net	545	101
Earnings on bank-owned life insurance	90	104
Insurance commissions	614	358
Other operating income	312	255
TOTAL OTHER INCOME, NET	2,037	1,283
OTHER EXPENSES:
Salaries and employee benefits	1,979	1,635
Occupancy expense, net	243	233
Furniture and equipment expense	265	317
Pennsylvania shares tax expense	116	115
Other operating expenses	870	839
TOTAL OTHER EXPENSES	3,473	3,139
INCOME BEFORE INCOME TAX PROVISION	3,692	2,760
APPLICABLE INCOME TAX PROVISION	1,019	573
NET INCOME	$2,673	$2,187
EARNINGS PER SHARE - BASIC	$0.80	$0.66
EARNINGS PER SHARE - DILUTED	$0.80	$0.66
Basic weighted average shares outstanding	3,321,853	3,333,393

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Previous press releases and additional information can be obtained from the company’s website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
email-jssb@jssb.com